Exhibit (a)(1)(C)

Election Form (Grant-by-Grant; All Shares Per Grant)

GETTY IMAGES HOLDINGS, INC.
605 5TH AVE S. SUITE 400
SEATTLE, WA 98104

EXCHANGE OFFER — ELECTION FORM

THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
EASTERN STANDARD TIME, ON FRIDAY, MARCH 27, 2026, UNLESS EXTENDED

Before completing and signing this Election Form, we encourage you to read the documents that make up this Exchange Offer, including (1) the email from Getty Images Holdings, Inc. (“Getty Images”) on March 2, 2026 announcing the commencement of the Exchange Offer (“Announcement Email”); (2) the Tender Offer Statement on Schedule TO and the exhibits thereto including the Offer to Exchange (the “Offer Documents”) filed by Getty Images with the U.S. Securities and Exchange Commission (the “SEC”) on March 2, 2026, and separately delivered to you as an attachment to the Announcement Email, describing the terms of the Exchange Offer (the “Offer Documents”); and (3) this Election Form, including the Agreement to the Terms of Election attached below. The Exchange Offer is subject to the terms and conditions set forth in the Offer Documents, as they may be amended. The Exchange Offer expires at 11:59 p.m., Eastern Standard Time, on Friday, March 27, 2026, unless extended (the “Expiration Time”). All capitalized terms used in this Election Form but not defined herein shall have the meanings given in the Offer Documents.

PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS BELOW.

Instructions

You may make a separate election for each option grant in the “Grant Election Table” below. However, if you decide to exchange a grant, you must exchange all the options in that grant. Partial exchanges of a single grant are not permitted.

If you make no election, or do not return this Election Form before the Expiration Time, you will retain your Eligible Options, subject to their original terms, and no New Options will be granted to you.

Please submit your initial acceptance and / or rejection by completing this Election Form and emailing it (in PDF or similar file format) to compensation.administrator@gettyimages.com by 11:59 p.m. Eastern Standard Time, on Friday, March 27, 2026 (or such later date as may apply if the Exchange Offer is extended).

If you choose to subsequently withdraw from the Exchange Offer and revoke your prior election to tender all of your Eligible Options please deliver the properly completed and signed Notice of Withdrawal of Election Form to Getty Images via email (by PDF or similar imaged document file) to compensation.administrator@gettyimages.com. The Notice of Withdrawal of Election Form was previously provided to you by email and is attached as an exhibit to the Offer Documents.

If you choose to withdraw from the Exchange Offer but subsequently decide to participate in the Exchange Offer, you will be required to deliver a new properly completed and signed Election Form to Getty Images via email (by PDF or similar imaged document file) to compensation.administrator@gettyimages.com. A copy of the Election Form was previously provided to you by email and is attached as an exhibit to the Offer Documents. See the Instructions to Election Form attached to this Election Form for additional information.

Participant Information

Name | Employee ID | Email

Your Election

For each grant below, indicate whether you elect to tender the entire grant for exchange. Partial tenders of a single grant are not permitted.

Grant Election Table

Grant Date | Grant ID | Original Shares | Exercise Price | Eligible (Y/N) | Tender Entire Grant? (Y/N)

Signature

Signature / E-sign: ________________________        Date: ________

Agreement to the Terms of Election

By signing and submitting this Election Form, I acknowledge and agree that:

1.      I have received from Getty Images the Offer to Exchange and other Offer Documents, and upon making an election herein, I agree to all of the terms and conditions of the Offer Documents.

2.      If I have checked the respective box on the Election Form, then I tender to Getty Images for exchange such Eligible Options as indicated in the Election Form and understand that, upon acceptance by Getty Images, the Election Form (including this Agreement to the Terms of Election) will constitute a binding agreement between Getty Images and me.

3.      If I validly tender Eligible Options for exchange and such Eligible Options are accepted by Getty Images, such tendered Eligible Options will automatically be cancelled by Getty Images in exchange for the grant of New Options with the applicable New Options terms described in the Offer Documents.

4.      If I am not eligible to participate in the Exchange Offer with respect to Eligible Options, any election I make to tender my Eligible Options, pursuant to this form or otherwise, will be treated as void.

5.      If I elect to participate in the Exchange Offer, my election shall constitute my agreement, without further action required by any party, to the terms of the New Options described in the Offer Documents.

6.      To remain eligible to tender Eligible Options for exchange pursuant to the Exchange Offer, I must remain an Eligible Optionholder and must not have received a notice of termination nor given a notice of resignation with respect to my employment prior to the Expiration Time, which is currently scheduled to be 11:59 p.m., Eastern Standard Time, on Friday, March 27, 2026, unless extended. I understand that if my employment with Getty Images ceases (or if I give or receive notice of my employment termination) prior to the Expiration Time, Getty Images will not accept my Eligible Options for exchange and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options subject to their original terms and conditions. I understand and agree that any New Options will be subject to the terms of the Getty Images 2022 Equity Incentive Plan.

7.      Neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Getty Images.

8.      My election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Expiration Time, as described in the Election Form and other Offer Documents. I understand that this decision to tender my Eligible Options will be irrevocable as of 11:59 p.m., Eastern Standard Time, on Friday, March 27, 2026, unless the Exchange Offer is extended. Participation in the Exchange Offer is entirely my decision and should be made based on my personal circumstances. Getty Images has not authorized any person to make any recommendation on its behalf as to whether or not I should participate in the Exchange Offer.

9.      I may receive certain future confirmation letters or other communications from Getty Images in connection with the Exchange Offer, including a communication confirming that Getty Images has received the Election Form and whether Getty Images ultimately accepts or rejects this Election Form.